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Loomis Sayles Funds
One Financial Center, Boston, Mass. 02111 (617) 482-2450 Fax (617) 338-0761


February 24, 1997



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

As you know, Loomis Sayles Funds (the "Trust") established a new fund to be known as the Loomis Sayles Worldwide Fund which commenced operations on May 1, 1996. The Trust hereby ratifies your acting, and requests that you continue to act, as custodian for the Loomis Sayles Worldwide Fund in accordance with the Additional Funds provisions in Article 17 of the Custodian Contract dated April 23, 1991 between the Trust and State Street Bank and Trust Company.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.



By
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Agreed to this     day of           1997
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State Street Bank and Trust Company



By
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           President of the Trust